EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Fourth-Quarter
and Fiscal 2010 Financial Results

Completes Transition of Plymouth Warehouse Operations to Grand Rapids Facility;
Reduces Total Long-Term Debt by $18.5 million in Fourth Quarter

GRAND RAPIDS, MICHIGAN-May 12, 2010-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 12-week fourth quarter ended March 27, 2010.

Fourth Quarter Results

Consolidated net sales for the 12-week fourth quarter were $558.8 million compared with $581.3 million in the same period last year. The decline in net sales was due to lower retail and distribution sales driven by the prevailing economic and competitive conditions, price deflation and sold or closed stores.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter were $22.3 million, or 4.0 percent of net sales, compared with $24.5 million, or 4.2 percent of net sales in the same period last year.

Excluding a $4.8 million pretax charge for restructuring costs, fourth-quarter adjusted operating earnings were $13.7 million compared with last year's fourth-quarter record of $17.3 million. The pretax restructuring cost charge relates to a previously disclosed warehouse consolidation initiative and its associated administrative cost reductions and certain real estate projects. As reported, fourth-quarter operating earnings were $8.9 million. The change in adjusted operating earnings was due primarily to lower comparable store sales volume, a $1.1 million decline in the LIFO inventory valuation credit, and a one-time payout related to a structural change in an employee benefit program. These items were partially offset by cost savings realized through lower incentive compensation and benefit costs, as well as other broad based cost saving initiatives.

"Although we continued to confront a challenging economic and market environment, this is the second consecutive year that we have achieved annual adjusted EBITDA of more than $100 million," stated Dennis Eidson, Spartan's President and Chief Executive Officer. "In addition, excluding the restructuring costs, fiscal 2010's adjusted operating earnings were second only to the record level we reported last year. We continue to remain cautious in the near term, but are encouraged by the more positive trends in consumer confidence, discretionary spending and employment stability. Although price deflation continued in certain product categories during the quarter, it moderated on an overall basis. In addition, our fourth-quarter comparable store sales trends, while still not at satisfactory levels, were better than we had been anticipating."

Earnings from continuing operations for the quarter, excluding the previously mentioned restructuring costs ($3.2 million after tax) were $6.5 million, or $0.29 per diluted share, compared with $8.2 million, or $0.37 per diluted share last year. As reported, fourth-quarter earnings from continuing operations, including the charge, were $3.3 million, or $0.15 per diluted share.

Fourth-quarter gross profit margin decreased 70 basis points to 22.6 percent from 23.3 percent in the same period last year. The decline was due primarily to a higher mix of fuel and distribution segment sales in this year's fourth quarter compared with the prior year and the lower LIFO inventory valuation credit.

Operating expenses totaled $117.3 million, or 21.0 percent of sales, compared with $118.3 million, or 20.4 percent of sales in the year-ago quarter. As a percentage of sales, the increase in operating expenses was due primarily to the restructuring costs. Excluding the restructuring costs, operating expenses decreased to 20.1 percent of sales due to the higher mix of fuel and distribution segment sales.

Operating Segments

Distribution Segment

Distribution segment net sales in the fourth quarter were $244.3 million compared with $249.2 million in the same period last year. The sales decline was primarily attributable to the current economic conditions.

Fourth-quarter adjusted distribution segment operating earnings, excluding the segment's portion of the previously mentioned pretax restructuring charge of $4.2 million, were $12.2 million compared with $14.6 million in the same period last year. As reported, fourth-quarter distribution segment operating earnings were $8.0 million. The decline in adjusted operating earnings was due primarily to a $0.1 million LIFO inventory valuation expense in this year's fourth quarter compared to a $2.1 million LIFO inventory valuation credit last year.

Retail Segment

Retail segment net sales in the fourth quarter were $314.4 million compared to $332.0 million in the same period last year. The sales decline was due primarily to lower comparable store sales, the loss of $6.2 million in sales related to the four stores that were closed or sold since this year's first quarter, and the cycling of a very successful store grand reopening in the prior year. These items were partially offset by an increase in the number of fuel centers in operation and a higher average retail price per gallon sold. Comparable store sales for the quarter, excluding fuel, declined 6.9 percent as a result of the current economic conditions, competitive market activity and retail price deflation.

Fourth-quarter adjusted retail operating earnings, excluding the segment's portion of the previously mentioned pretax restructuring charge of $0.6 million related to certain discontinued real estate projects, were $1.5 million compared with $2.7 million in the prior year period. As reported, fourth-quarter retail segment operating earnings were $0.9 million. The decline in adjusted operating earnings was primarily the result of lower comparable store sales volumes and the previously mentioned one-time $0.9 million payout related to a structural change in an employee benefit program, partially offset by a $1.1 million reduction in the LIFO inventory valuation expense compared to last year's fourth quarter.

Balance Sheet and Cash Flow

Net cash generated from operating activities during fiscal 2010 increased 13.3 percent to $91.7 million from $80.9 million last year. The improvement was due primarily to improved timing of payments. As of March 27, 2010, total long-term debt (including current maturities and capital lease obligations) decreased $18.5 million to $185.3 million from $203.8 million at the end of the third quarter. The Company's financial position improved with a total long-term debt-to-capital ratio of 0.40 to 1.0 at the end of the fourth quarter and a debt-to-EBITDA ratio on an annual EBITDA basis of 1.8 to 1.0.

Fiscal 2010 Results

Consolidated net sales for the fiscal year were $2.55 billion compared with $2.58 billion last year. The annual net sales decline was attributable to lower sales volumes due to the economic and competitive market environments, product price deflation and lower average retail fuel prices. Also contributing to the decline was lost sales of $9.3 million related to six retail stores that were closed or sold during fiscal 2010 and 2009. These factors were partially offset by $12.7 million in additional sales from five new fuel centers that were opened during the year.

Fiscal 2010's adjusted operating earnings, excluding the fourth-quarter pretax restructuring charge of $4.8 million, were $63.5 million compared with $72.7 million last year. As reported, fiscal 2010's operating earnings were $58.7 million. The decline in adjusted operating earnings was the result of lower sales volumes and inflation sensitive gains, lower retail fuel margins, the non-cash store closing charges, the fourth quarter payout for the employee benefit structural change and additional costs associated with implementation of the Company's retail loyalty card program. These items were partially offset by a favorable change in the LIFO inventory valuation of $2.7 million this year compared to last year, lower incentive compensation and general cost savings initiatives.

Adjusted net earnings from continuing operations for fiscal 2010, excluding after tax restructuring charges of $3.2 million, were $29.1 million, or $1.29 per diluted share compared with $35.0 million, or $1.57 per diluted share, last year. As reported, fiscal 2010's net earnings were $25.6 million, or $1.14 per diluted share. Net earnings included a ($0.4) million loss from discontinued operations, or ($0.01) per diluted share, compared to earnings from discontinued operations of $1.8 million, or $0.09 per diluted share last year.

Mr. Eidson continued, "Our objectives for the year were to continue our capital investment program, integrate our VG's Food and Pharmacy (VG's) acquisition, strengthen our consumer-centric business strategy by raising our consumer value proposition, improve operational efficiencies and better align our cost structure with the current level of business activity.

"During the year, we completed five major remodel projects, one store relocation, opened five new fuel centers and closed or sold four stores, two of which were transitioned to distribution customers. We also completed the integration of our systems and many of our processes into the VG's operation. Despite the challenging operating environment in southeast Michigan, we remain confident in the long-term development potential of our VG's store base.

"Our consumer value proposition was strengthened as we introduced a loyalty card program at our Glen's banner, introduced new private label products in the fresh foods categories and refined our merchandising and marketing programs to address current market trends. We believe the data being gathered from our loyalty card program will help refine our marketing strategies to be more targeted, efficient and effective. In addition, we also implemented our first continuous customer satisfaction monitoring system, implemented a major nutritional guide program that clearly and simply identifies the nutritional benefits of 16,000 products, and launched our Michigan's Best initiative that promotes 2,400 products grown, made or processed in Michigan. Our customer satisfaction program now allows customers to rate individual stores on multiple dimensions of shopping satisfaction, and we are pleased that the trend lines are improving.

"We also took a major step toward improving our operational efficiency through our previously announced warehouse consolidation initiative, which was substantially completed in the fourth quarter. At this time, all customer shipments have been successfully transferred to our Grand Rapids, Michigan facility. We continue working to reduce our inventory levels in order to realize additional productivity gains. This initiative, as well as other general cost realignment measures, has further improved our structural costs, creating incremental efficiencies and operating leverage in our business."

Outlook

"We expect to generate improved cash flow, to further strengthen our balance sheet and to execute additional elements of our consumer-centric business strategy during fiscal 2011," stated Mr. Eidson. Following our aggressive capital investment program during the past two years, our retail store base is in good physical condition. Consequently, we expect capital investments in fiscal 2011 to be significantly lower than the past several fiscal years, which will result in incremental cash flow that is available for strategic purposes or further debt reductions. We are also committed to taking aggressive actions to reduce structural costs and further improve our operating efficiency. These actions will allow us to improve our operating performance while delivering improved value to our customers.

"Although we expect the near-term economic and market conditions where we operate to remain challenging, we are encouraged by the recent, more favorable macro economic trends, including stabilizing employment trends, more robust automobile sales, and a favorable trend in consumer sentiment. In addition, the Institute of Supply Management's (ISM) Manufacturing Business Survey Committee results show that, nationally, the manufacturing sector grew for the eighth straight month in March. We believe that these signals indicate the early stages of an economic recovery, which should bode well for the Michigan economy and our markets. We are also encouraged by the lower rate of product price deflation and inflationary trends in certain product categories, such as produce. As a result of these developments, we continue to expect a more favorable operating environment to develop in the second half of fiscal 2011.

"We anticipate that retail comparable store sales (excluding fuel) will improve on a sequential quarter basis, as we cycle competitive openings in each of the first three quarters of the fiscal year, and as the economic environment improves. Fiscal 2010's first quarter was not influenced by many of the challenging events that developed during the year and, consequently, fiscal 2011's first quarter will represent a difficult sales comparison to last year's performance. We expect comparable store sales for fiscal 2011's first quarter to improve slightly compared with the fourth quarter results. Core distribution sales for fiscal 2011's first quarter are expected to decline relative to last year at a rate comparable to that reported in the fourth quarter.

"From an earnings perspective, we anticipate that the first quarter net earnings will improve slightly from the fourth-quarter year-over-year adjusted net earnings comparison and continue to gradually improve as the year progresses and will equal or exceed fiscal 2010's full-year performance. This performance excludes an anticipated approximate $0.5 million net of tax benefit from a LIFO inventory credit driven by expected inventory reductions, partially offset by the wind down expenses associated with our Plymouth, Michigan warehouse closing.

"We expect capital expenditures for fiscal 2011 to range from $30 million to $35 million, with depreciation and amortization ranging from $36.5 million to $38.0 million and total interest expense to approximate $16.5 million to $17.0 million," concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company's fourth-quarter and year-end financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 13, 2010. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to approximately 375 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 96 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "guidance", "initiative", "opportunities", "potential trends", "outlook", "schedule", or "strategy"; that an event or trend "will" or "should" occur or "continue" or is "likely" or that Spartan Stores or its management "anticipates", "believes", "expects", is "committed to", "looks for", is "working" to, "plans" or is "confident" of a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, successfully respond to the weak economic environment, realize the full expected benefits of restructuring and capital investments, anticipate and successfully respond to openings of competitors' stores, achieve expected sales, cash flows and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Year
	(12 weeks)	(12 weeks)	(52 weeks)	(52 weeks)
	Mar. 27, 2010	Mar. 28, 2009	Mar. 27, 2010	Mar. 28, 2009

Net sales	$558,777	$581,254	$2,551,956	$2,576,738
Cost of sales	432,645	445,629	1,993,306	2,040,625
Gross margin	126,132	135,625	558,650	536,113

Operating expenses
Selling, general and administrative	104,464	110,566	459,054	435,100
Restructuring costs	4,838	-	6,154	-
Depreciation and amortization	7,962	7,668	34,640	28,133
Loss on disposal of assets	12	92	138	136
Total operating expenses	117,276	118,326	499,986	463,369

Operating earnings	8,856	17,299	58,664	72,744

Non-operating expense (income)
Interest expense	3,816	3,677	16,394	14,138
Other, net	(42)	10	(138)	(341)
Total non-operating expense, net	3,774	3,687	16,256	13,797

Earnings before income taxes and discontinued operations	5,082	13,612	42,408	58,947

Income taxes	1,751	5,412	16,475	23,914

Earnings from continuing operations	3,331	8,200	25,933	35,033

(Loss) earnings from discontinued operations, net of taxes	(95)	230	(375)	1,838

Net earnings	$3,236	$8,430	$25,558	$36,871

Basic earnings per share:
Earnings from continuing operations	$0.15	$0.37	$1.16	$1.59
(Loss) earnings from discontinued operations	(0.01)	0.01	(0.02)	0.08
Net earnings	$0.14	$0.38	$1.14	$1.67

Diluted earnings per share:
Earnings from continuing operations	$0.15	$0.37	$1.15	$1.57
(Loss) earnings from discontinued operations	(0.01)	0.01	(0.01)	0.09
Net earnings	$0.14	$0.38	$1.14	$1.66

Weighted average number of shares outstanding:
Basic	22,452	22,204	22,406	22,102
Diluted	22,509	22,303	22,480	22,262

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Mar. 27, 2010	Mar. 28, 2009
ASSETS
Current assets
Cash and cash equivalents	$9,170	$6,519
Accounts receivable, net	54,529	51,470
Inventories	117,514	113,790
Other current assets	14,982	14,780
Total current assets	196,195	186,559

Other assets
Goodwill, net	247,916	249,303
Other, net	61,409	52,643
Total other assets	309,325	301,946
Property and equipment, net	247,961	234,806
Total assets	$753,481	$723,311

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$114,549	$97,248
Accrued payroll and benefits	31,983	35,456
Other accrued expenses	20,838	19,195
Current portion of restructuring costs	8,877	9,759
Current maturities of long-term debt and capital lease obligations	4,209	3,932
Total current liabilities	180,456	165,590

Long-term liabilities
Other long-term liabilities	90,993	81,615
Restructuring costs	27,061	34,786
Long-term debt and capital lease obligations	181,066	194,115
Total long-term liabilities	299,120	310,516

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,450 and 22,213 shares outstanding	158,225	153,778
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(12,973)	(14,151)
Retained earnings	128,653	107,578

Total shareholders' equity	273,905	247,205

Total liabilities and shareholders' equity	$753,481	$723,311

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year
	(52 weeks)	(52 weeks)
	Mar. 27, 2010	Mar. 28, 2009
Net cash provided by operating activities	$91,702	$80,922

Net cash used in investing activities	(58,028)	(159,736)

Net cash (used in) provided by financing activities	(27,896)	52,554

Net cash (used in) provided by discontinued operations	(3,127)	12,912

Net increase (decrease) in cash and cash equivalents	2,651	(13,348)

Cash and cash equivalents at beginning of period	6,519	19,867

Cash and cash equivalents at end of period	$9,170	$6,519

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	(12 weeks)	(12 weeks)	(52 weeks)	(52 weeks)
	Mar. 27, 2010	Mar. 28, 2009	Mar. 27, 2010	Mar. 28, 2009
Retail Segment:

Net Sales	$314,440	$332,033	$1,460,671	$1,328,124
Operating Earnings	$905	$2,665	$20,591	$29,560

Distribution Segment:

Net Sales	$244,337	$249,221	$1,091,285	$1,248,614
Operating Earnings	$7,951	$14,634	$38,073	$43,184

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Fourth Quarter Ended		Year
	(12 weeks)		(52 weeks)
	Mar. 27, 2010	Mar. 28, 2009	Mar. 27, 2010	Mar. 28, 2009
Consolidated:
Net earnings	$3,236	$8,430	$25,558	$36,871
Plus:
Discontinued operations	95	(230)	375	(1,838)
Income taxes	1,751	5,412	16,475	23,914
Non-operating expenses	3,774	3,687	16,256	13,797
Operating earnings	8,856	17,299	58,664	72,744
Plus:
Depreciation and amortization	7,962	7,668	34,640	28,133
LIFO (income) expense	(72)	(1,124)	(176)	2,531
Provision for restructuring costs	4,838	-	6,154	-
Other non-cash charges	764	681	3,996	4,495
Adjusted EBITDA	$22,348	$24,524	$103,278	$107,903

Retail Segment:
Operating earnings	$905	$2,665	$20,591	$29,560
Plus:
Depreciation and amortization	6,074	5,716	26,042	20,031
LIFO (income) expense	(171)	957	185	2,208
Provision for restructuring costs	632	-	1,948	-
Other non-cash charges	48	(56)	(198)	(45)
Adjusted EBITDA	$7,488	$9,282	$48,568	$51,754

Distribution Segment:
Operating earnings	$7,951	$14,634	$38,073	$43,184
Plus:
Depreciation and amortization	1,888	1,952	8,598	8,102
LIFO (income) expense	99	(2,081)	(361)	323
Provision for restructuring costs	4,206	-	4,206	-
Other non-cash charges	716	737	4,194	4,540
Adjusted EBITDA	$14,860	$15,242	$54,710	$56,149

Notes:  Consolidated Adjusted EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of operational locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Adjusted EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. Adjusted EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.